Exhibit 99.B(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Voya Series Fund, Inc.

We consent to the use of our reports dated July 27, 2015, with respect to the financial statements of Voya Corporate Leaders 100 Fund, Voya Large Cap Growth Fund, Voya Small Company Fund, Voya Mid Cap Value Advantage Fund, and Voya Capital Allocation Fund, each a series of Voya Series Fund, Inc., incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 25, 2015